Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Loop Media, Inc. on Form S-3 (File No. 333-268957) and Form S-8 (File Nos. 333-258983 and 333-269096) of our report dated December 19, 2023, with respect to our audits of the consolidated financial statements of Loop Media, Inc. as of September 30, 2023 and 2022 and for the years ended September 30, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Loop Media, Inc. for the year ended September 30, 2023.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

December 19, 2023